Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of October 19, 2015, by and between Social Reality, Inc., a Delaware corporation (the “Employer”) and Erin DeRuggiero, an individual residing at 4502 Beard Ave South, Minneapolis, MN  55410 (the “Executive”).

RECITALS

WHEREAS, the Employer and the Executive are parties to that certain Employment Agreement dated January 1, 2012 (the “2012 Employment Agreement”).

WHEREAS, the Employer and the Executive desire wish to terminate the 2012 Employment Agreement and enter into a new employment agreement upon the terms and conditions set forth herein pursuant to which the Executive will be employed by the Employer as its Chief Innovations Officer.

NOW, THEREFORE, the Employer and the Executive hereby agree as follows:

1.

Employment.

(a)

The Employer shall employ the Executive, and the Executive agrees to be employed by the Employer, upon the terms and conditions hereinafter provided, for a term (the "Initial Term") commencing October 19, 2015 (the "Effective Date") and expiring October 18, 2017.  The Initial Term shall be automatically extended for additional successive periods of twelve (12) month renewal terms (each a "Renewal Term") unless either the Employer or the Executive provides notice to the other of its (or her) intent not to renew the Initial Term of the then current Renewal Term (as applicable) at least sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term (as applicable).  The Initial Term and any Renewal Terms are referred to herein as the "Term."

(b)

The Executive hereby represents and warrants that the Executive has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against the Executive according to its terms, and that the execution and performance of this Agreement by the Executive does not violate the terms of any existing agreement or understanding to which the Executive is a party.

(c)

Upon execution of this Agreement by the Employer and the Executive, the 2012 Employment Agreement is terminated and superseded in its entirety by this Agreement.

2.

Duties.  The Executive shall report to the Chief Executive Officer of the Employer and have the title of Co-Founder, Chief Innovations Officer of the Employer, or similar title. The Executive shall have such duties as are consistent with the Executive’s experience, expertise and position as shall be assigned to the Executive from time to time by the Chief Executive Officer. During the Term, and except for vacation in accordance with the

Employer’s standard paid time off policies or due to illness or incapacity, the Executive shall devote substantially all of the Executive’s business time, attention, skill and efforts to the business and affairs of the Employer and its parents, subsidiaries and affiliates. Notwithstanding the foregoing, the Executive may (1) make personal investments in such form or manner as will neither require the Executive’s services in the operation or affairs of the business in which such investments are made, and (2) serve as a director on the board of directors of other non-competing companies with prior written notice to the Board. The Executive agrees not to engage in any outside business activities that interfere with or delay the performance of the Executive’s duties hereunder (which duties shall be performed on a first-priority basis).

3.

Compensation.  For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an officer, director, or member of any committee of the Employer or any parent, subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:

(a)

Salary.  The Employer shall pay the Executive a fixed salary ("Base Salary") at a rate of $90,000.00 per annum.  The Base Salary shall be payable in accordance with the customary payroll practices of the Employer and may be increased at any time during the Term but not decreased, should the Compensation Committee of the Board of Directors deem appropriate.  Salary may also include stock options and other bonus given at Employer's discretion.

(b)

Commissions and Override.  In addition to the Base Salary, during the Term the Employer shall pay the Executive:

(i)

a commission (the “Commission”) at the rate of fifteen percent (15%) of the Net profit of the SRAX MD Business Unit (the “SRAX MD Business Unit”). “Net” shall be defined as the revenue for the SRAX MD Business Unit, excluding the Steel Media SRAX MD Revenue (as hereinafter defined), and less any and all expenses associated to the SRAX MD Business Unit as determined by the Employer in its absolute discretion. The Commission shall be paid on a monthly basis upon receipt of payment from client, but shall be adjusted on a quarterly basis should the SRAX MD Business Unit experience a Net loss in any given period. In the event that the SRAX MD Business Unit experiences a Net loss, the amount of any such loss shall be deducted from the calculation of Net in future period(s) prior to the calculation of any Commission.  Commissions for each period shall be paid upon receipt of revenue from customers.

(ii)

from the date of this Agreement through October 31, 2016, an override (the “Override”) of ten percent (10%) of the net profit (the “Steel Media Net Profit”) of all sales of SRAX MD products and services that are recorded as revenues by Steel Media, a subsidiary of the Employer ("Steel Media"), that are defined as Steel Media SRAX MD Revenue (the "Steel Media SRAX MD Revenue") by the Employer and Richard Steel under the terms of the letter agreement of dated October 13, 2015 by and between the Employer and Mr. Steel. The Steel Media SRAX MD Revenue shall not be included in the Net calculation for the payment of the Commission in Section (i) hereof. For the purposes of this Agreement, "Steel Media Net Profit" shall be defined as the total media run in any given period, less commissions paid to the Steel Media employees and independent contractors, and any cost or other expenses associated with said sale as determined by Steel Media. The Override shall be paid on a monthly basis upon receipt of payment from client, but shall be adjusted on a quarterly basis should Steel Media experience a loss in any given period. In the event that the Steel Media experiences a loss, the amount of any such loss shall be deducted from the calculation of the Steel Media Net Profit in future period(s) prior to the calculation of any Override.

(c)

Determination of Amounts of Commission and Override. The amounts of any Commission, bonus and Override, if any, that the Executive is entitled to receive as additional compensation under the terms of this Agreement shall be determined by the Employer, based upon its consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, consistently applied.

(d)

Benefits. Except as set forth in this Agreement, the Executive shall be entitled to participate in all employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, which are approved by the Board and are generally made available by the Employer to salaried employees of the Employer, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding the foregoing, nothing in this Agreement shall require any particular plan or program to be continued nor preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to the employees of the Employer.

(e)

Paid Time Off. The Executive shall be entitled to thirty (30) days of paid time off (“PTO”) per calendar year during the Term. The Executive will not forfeit accrued PTO that is not used by the end of the calendar year; provided, however, once the Executive has forty-five (45) days of accrued, but unused, PTO days (the “PTO Accrual Cap”), the Executive will not accrue any additional PTO time until she reduces the balance of her accrued PTO days below the PTO Accrual Cap.

4.

Business Expenses.  The Employer shall pay or promptly reimburse the Executive for all necessary expenses reasonably incurred by the Executive in connection with the performance of the Executive’s duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Employer may from time to time reasonably establish for employees (including but not limited to prior approval of extraordinary expenses). With the exception of travel expenses, Executive agrees to obtain prior written approval from the Employer before incurring any single out-of-pocket expense in connection with the Executive’s performance of her duties and obligations under this Agreement in excess of $2,500.00 (or such higher limit as permitted by the Employer’s Chief Executive Officer).

5.

Effect of Termination of Employment.

(a)

Termination Generally; Accrued Obligations. The date specified in any notice of termination as the Executive’s final day of employment shall be referred to herein as the “Termination Date.” Except as set forth in this Section 5, in the event that the Executive’s employment hereunder is terminated for any reason, then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than: (i) payment of the Executive’s unpaid Base Salary under Section 3(a) through the Termination Date, payable on the Employer’s next regular pay date following the Termination Date (or such earlier date as may be required by applicable law); (ii) payment of any earned but unpaid Commission and/or Override under Section 3(b), payable in accordance with the provisions of Section 3(b)(i), (ii) or (iii), as applicable; (iii) payment of any unused PTO that accrued through the Termination Date, payable on the Employer’s next regular pay date following the Termination Date (or such earlier date as may be required by applicable law); (iv) expenses reimbursable under Section 4 incurred on or prior to the Termination Date, but not yet reimbursed, which reimbursable (but not yet reimbursed) expenses, if any, shall be paid on the next regular payroll date of the Employer that occurs after the Termination Date (or as soon thereafter as administratively practicable); (v) payment of any other unpaid amounts due and owing under any benefit, fringe or equity plans, programs, policies and/or practices, in accordance with such plan, program, policy or practice; and (vi) the opportunity to continue health coverage under the Employer’s group health plan in accordance with “COBRA” (“COBRA Coverage”) (the foregoing payments and benefits collectively referred to herein as “Accrued Obligations”).

(b)

Termination Without Cause; Resignation for Good Reason. In the event that the Employer terminates the Executive’s employment hereunder during the Term without “Cause” or the Executive resigns for “Good Reason”, then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than: (i) the Accrued Obligations; (ii) the Severance Amount (defined below), which Severance Amount shall be payable, subject to Section 16, in equal installments over the Severance Period (defined below) in accordance with the Employer’s normal payroll practices, commencing on the first regular pay date of the Employer that occurs after the Termination Date; (iii) the Executive's stock options and/or restricted shares granted to the Executive during the Term (to the extent not fully vested as of the Termination Date), shall become fully vested as of the Termination Date, and the Executive shall be permitted to exercise such options for up to twelve (12) months following the Termination Date (unless otherwise agreed to by the Executive and the Employer in the case of any stock options or restricted shares granted after the Effective Date); and (iv) if the Executive elects COBRA Coverage following the Termination Date, the Employer shall waive the cost of such coverage (for the Executive and her eligible dependents) during the Severance Period (or such earlier date that COBRA coverage expires). Notwithstanding anything contained herein to the contrary, the Executive shall not be entitled to any Severance under this Section in the event the Executive's salary is reduced and/or her position is changed due to non-performance of the SRAX MD Business Unit in the Employer's sole discretion.

(c)

Death or Disability.  The Executive’s employment with the Employer shall terminate upon Executive’s death or “Disability” (defined below), in which case the Executive (or her estate and heirs) shall be entitled to no compensation or other benefits of any kind whatsoever for any period after the Executive’s date of termination other than: (i) the Accrued Obligations; and (ii) if the Executive and/or her eligible dependents elect COBRA coverage, the Employer shall waive the cost of such coverage (for the Executive and her eligible dependents) during the Severance Period (or such earlier date that COBRA coverage expires). In addition, the Executive (or her estate and heirs) shall be permitted to exercise the Executive’s stock options granted to the Executive during the Term (to the extent vested as of the Termination Date) for up to six (6) months following the Termination Date.

(d)

Termination Due to Non-Renewal. If the Executive’s employment with the Employer terminates due to the Employer’s notice of non-renewal of the Term in accordance with Section 1(a), then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than: (i) the Accrued Obligations. In addition, the Executive shall be permitted to exercise the Executive’s stock options granted to the Executive during the Term (to the extent vested as of the Termination Date) for up to six (6) months following the Termination Date. Notwithstanding anything contained herein to the contrary, the Executive shall not be entitled to any Severance under this Section in the event the Executive's salary is reduced and/or her position is changed due to non-performance of the SRAX MD Business Unit in the Employer's sole discretion.

(e)

Termination With Cause. The Employer may terminate this Agreement immediately for “Cause” by giving written notice to the Executive. In the event that this Agreement is terminated pursuant to this Section 5(e), the Executive shall be entitled to no compensation or other benefits of any kind whatsoever for any period after the Termination Date set forth in the notice given by the Employer to the Executive, except for the Accrued Obligations. Further, if the Executive’s employment is terminated for Cause pursuant to this Section 5(e), the stock options granted to the Executive during the Term, to the extent vested, but not exercised, as of the Termination Date, shall be forfeited.

(f)

Definitions. For purposes of this Agreement:

(i)

“Cause” shall mean: (1) the Executive’s negligence in the performance of the material responsibilities of her office or position; (2) the Executive’s failure to perform the material responsibilities of her office or position, including, but not limited to, following the lawful directives of the Board; (3) any conviction by a court of law of, or entry of a pleading of guilty by the Executive with respect to a felony; (4) the Executive’s embezzlement or intentional misappropriation of any property of the Employer (other than good faith expense account disputes); (5) fraud by the Executive resulting in harm to the Employer; or (6) the Executive’s breach of this Agreement. The Executive shall be given prior written notice of the termination of her employment for Cause. If the Executive shall be terminated pursuant to clause (1), (2) or (6) above, the Executive shall be given a reasonable period of time, not to exceed thirty (30) days, to cure the matter (if curable). In all other cases, including if the Executive shall be terminated pursuant to clause (3), (4) or (5) above, termination shall be effective as of the date notice is given.

(ii)

“Disability” shall mean that the Executive is incapable of performing her principal duties due to physical or mental incapacity or impairment for 180 consecutive days, or for two hundred forty (240) non-consecutive days, during any twelve (12) month period.

(iii)

“Good Reason” shall mean the occurrence of any of the following: (a) any reduction, without the Executive’s consent, of the Executive’s Base Salary, except to the extent the compensation of the Employer’s Chief Executive Officer is similarly and proportionately reduced; or (b) a breach by the Employer of a material term of the Agreement; provided, however, that the Executive must notify the Employer within ninety (90) days of the occurrence of any of the foregoing conditions that she considers it to be a “Good Reason” condition and provide the Employer with at least thirty (30) days in which to cure the condition. If the Executive fails to provide this notice and cure period prior to her resignation, or resigns more than six (6) months after the initial existence of the condition, her resignation will not be deemed to be for “Good Reason.”

(iv)

“Severance Amount,” shall equal the sum of: (a) an amount equal to eighteen (18) months of the Executive’s Base Salary at the rate in effect as of the Executive’s Termination Date (b) or, in the case of a termination for Good Reason due to the reduction in the Executive’s Base Salary, the Base Salary rate in effect immediately prior to such reduction.

(v)

“Severance Period,” shall mean a period of eighteen (18) months following the Termination Date.

(g)

No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of subsequent employment.

6.

Confidentiality.  The Executive shall execute, and abide by the terms of, the confidentiality/non-disclosure agreement in the form annexed hereto as Exhibit A (the “Confidentiality Agreement”), the terms of which are incorporated herein.

7.

Assignment of Developments; Works for Hire. If at any time or times during Executive’s employment with the Employer, the Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work-of-authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (a) relates to the business of the Employer (or any subsidiary of the Employer) or any customer of or supplier to the Employer (or any of its subsidiaries) or any of the products or services being developed, manufactured, sold or provided by the Employer or which may be used in relation therewith or (b) results from tasks assigned to the Executive by the Employer, such Developments and the benefits thereof shall immediately become and/or be considered as the sole and absolute property of the Employer and its assigns as a work for hire, and the Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development and hereby assigns any rights the Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary documentation, plans and models) to the Employer. Upon disclosure of each Development to the Employer, the Executive will, during the Term and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(a)

to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)

to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyrights, trademarks, service marks or other analogous protection.

In the event the Employer is unable, after reasonable effort, to secure the Executive’s signature on any letters patent, copyrights, trademarks, service marks or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on her behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such letters patent, copyrights, trademarks, service marks and other analogous protection thereon with the same legal force and effect as if executed by the Executive.

8.

Withholding Taxes.  The Employer may directly or indirectly withhold from any payments to be made under this Agreement all federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Employer.

9.

Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered United States mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

(a)

To the Employer:

Social Reality, Inc.

456 Seaton Street

Los Angeles, CA 90013

Attention: Christopher Miglino, Chief Executive Officer

(b)

To the Executive:

to the Executive at the Executive’s address listed above.

or to such other address as either party shall have previously specified in writing to the other.

10.

Binding Agreement; No Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the Executive, the Employer and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by the Executive without the prior written consent of the Board, as evidenced by a resolution of the Board. Any attempted assignment in violation of this Section 10 shall be null and void.

11.

Governing Law; Consent to Jurisdiction; Arbitration.  This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to the choice of law provisions thereof. Any unresolved controversy or claim arising out of or relating to this Agreement, shall be submitted to arbitration pursuant to the terms set forth in Exhibit B.

12.

Entire Agreement.  This Agreement, including all Exhibits hereto shall constitute the entire agreement between the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings between them with respect to such matters, including without limitation, any “employment” or similar agreements (whether written, oral or implied) between the Employer and the Executive. Notwithstanding anything in this Agreement to the contrary, the Executive shall have no liability to the Employer or any other person or entity (and all such liability is hereby irrevocably waived, discharged and released, which such waiver, discharge and release are a material inducement to the Executive for entering into this Agreement) whatsoever of any kind with respect to any termination of her employment for any consequential, special, punitive or other similar damages, whether foreseeable, known to Executive, or even if Executive was advised thereof.

13.

Amendments.  This Agreement may only be amended or otherwise modified by a writing executed by each of the parties hereto.

14.

Survivorship.  The provisions of Sections 5 through 17, as well as Exhibits A and B hereto, shall survive the termination of this Agreement.

15.

Indemnification/D&O Insurance.  The Employer shall indemnify, defend and hold the Executive harmless from and against all claims, suits, actions and/or proceeding arising by reason of the Executive’s status as an officer, director, employee and/or agent of the Employer to the fullest extent provided (a) by Employer’s Certificate of Incorporation and/or Bylaws, (b) under Employer’s Directors and Officers Liability and general insurance policies, and (c) under the Delaware General Corporation Law, as each may be amended from time to time. Employer agrees (i) that the Executive shall be covered by Directors and Officers insurance coverage on the same basis as the Employer maintains such coverage for other officers  and directors, (ii) Executive shall be covered by such policies in accordance with their terms to the maximum extent of the coverage available under such policies, and (iii) Executive shall continue to be covered by such policies both during the Term and following the termination of the Executive’s employment with Employer so long as Executive shall be or may be subject to any claims, suits, actions and/or proceedings by reason of the Executive’s status as (or former status as) an officer, director, employee and/or agent of Employer. For the avoidance of doubt, nothing in this Section 15 shall entitle the Executive to indemnification for actions or omissions with respect to which the Employer is prohibited from providing indemnification pursuant to the Delaware General Corporation Law.

16.

409A Compliance.  All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Employer reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first (1st) business day of the seventh (7th) month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Employer for purposes of Section 5(b), 5(c) or 5(d) unless the Executive would be considered to have incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

17.

Section 280G Limitation.  If any payment(s) or benefit(s) the Executive would receive pursuant to this Agreement and/or pursuant to any other agreement or arrangement would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section 17, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment(s) or benefit(s) (collectively, “Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payments that can be paid or provided without causing any portion of the Payments being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: (i) first, the Severance Payment under this Agreement, (ii) second, any other cash payments due under any other agreement between the Employer and the Executive; (iii) third, cancellation of the acceleration of vesting of any stock options, and (iv) lastly, other non-cash forms of benefits. Calculations of the foregoing will be performed at the expense of the Employer by an accounting firm selected by the Employer. The determinations of such accounting firm shall be final, binding and conclusive upon the Employer and the Executive.

18.

Key Man Life Insurance.  The Executive agrees to cooperate with the Employer in obtaining any key man life insurance coverage insuring the Executive’s life and to submit to such physical examinations as may be needed to secure such coverage.

19.

Counterparts.  This Agreement may be executed in any number of counterparts or facsimile copies, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and delivered by its duly authorized officer and the Executive has signed this Agreement, all as of the first date written above.

SOCIAL REALITY, INC.

By:	/s/ Christopher Miglino
Christopher Miglino
Chief Executive Officer

EXECUTIVE:

/s/ Erin DeRuggiero
Erin DeRuggiero